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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-43138, 33-61907, 33-10257, 333-44959, 333-61833, 333-69268,
333-90919 and 333-88250) pertaining to the 1981 Employee Incentive Stock Option Plan, 1987 Stock Option Plan, 1995 Stock Option Plan, as amended, 1995 Non-Employee Directors' Stock Option Plan, as amended, 1995 Employee Stock Purchase Plan, as amended, CEO Option Program, VP Sales Option Program and VP Finance & Administration Option Program of California Micro Devices Corporation of our report dated April 29, 2002, with respect to the financial statements and schedule of California Micro Devices Corporation included in the Annual Report (Form 10-K) for the year ended March 31, 2002.

                              /s/ERNST & YOUNG LLP

San Jose, California

June 21, 2002